Exhibit 99.1

REDWOOD TRUST TO PARTICIPATE IN A NON-AGENCY MARKET
TRENDS WEBCAST FEATURING CHIEF EXECUTIVE OFFICER, CHRIS ABATE

MILL VALLEY, CA – Tuesday, June 22, 2021 – Redwood Trust, Inc. (NYSE: RWT) a leader in expanding access to housing for homebuyers and renters, today announced that Chris Abate, Chief Executive Officer, along with other members of Redwood's senior management team, will participate in a fireside chat moderated by Stephen Laws, Director, Equity Research, Raymond James on Tuesday, June 29, 2021 at 8:00am Pacific Time. Key topics of discussion will include macro trends in the non-agency market, trends in homeownership and single-family rental, and demand for lending.

Webcast Information

A link to the live webcast will be available through the Events and Presentations section of Redwood Trust's Investor Relations website at https://ir.redwoodtrust.com/events-and-presentations/events. An archive of the webcast will be available at the same location for 90 days.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed, and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at redwoodtrust.com.

CONTACT

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com